Exhibit 10.15

AMENDING AGREEMENT
THIS AGREEMENT dated as of the 28th day of March, 2025.
BETWEEN:
i-80 GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia
(herein called the "Seller")
- and -
OMF FUND III (HG) LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Purchasers' Agent
(herein called the "Purchasers' Agent")
WHEREAS the Seller, the Purchasers' Agent, the Guarantors and the Purchasers entered into a purchase and sale agreement (silver) dated as of December 13, 2021 (as extended by an extension acknowledgment letter dated as of January 12, 2024, as amended by an amending agreement dated as of April 25, 2024 and as further amended by an amending agreement dated as of December 31, 2024, the "Stream Agreement");
AND WHEREAS the parties hereto wish to amend certain provisions of the Stream Agreement subject to the terms hereof;
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:
Article 1
DEFINED TERMS
1.Capitalized Terms.
All capitalized terms which are used herein without being specifically defined herein shall have the meanings ascribed thereto in the Stream Agreement.
Article 2
AMENDMENTS TO STREAM AGREEMENT
1.General Rule.
Subject to the terms and conditions herein contained, the Stream Agreement is hereby amended to the extent necessary to give effect to the provisions of this Agreement and to incorporate the provisions of this Agreement into the Stream Agreement.

2.Recitals.
The parties agree that the Recitals are true and correct in all respects.
3.Amendments.
1.Section 2.7 is hereby amended by deleting paragraph (b) and replacing it with:
"(b) The Annual Minimum Delivery Amount in respect of 2024 that otherwise would have been originally payable to the Purchasers on March 31, 2025 may be delivered without penalty on or before April 7, 2025; provided however that if such Annual Minimum Delivery Amount is delivered on a date that is on or after April 1, 2025 (the date of such delivery being the "Adjusted Delivery Date") and the Silver Market Price on the day prior to such Adjusted Delivery Date is less than the Silver Market Price as at March 31, 2025, then the Annual Minimum Delivery Amount shall be equal to the Annual Minimum Delivery Amount that would have originally been payable to the Purchasers on March 31, 2025 (accounting for the gross value of the delivery based on the then relevant Silver Market Price), adjusted with the amount of ounces to reflect the Silver Market Price on the day immediately preceding the Adjusted Delivery Date. For greater certainty, if the Silver Market Price on the day prior to such Adjusted Delivery Date is greater than the Silver Market Price as at March 31, 2025, then the Annual Minimum Delivery Amount shall be the amount of ounces that would have otherwise been delivered on March 31, 2025 and there shall be no adjustments to the Annual Minimum Delivery Amount. In order for the Seller to implement the deferral under this Section 2.7(b), the Seller must maintain compliance with Section 6.15 from the date on which the Seller receives proceeds of the Deferred Delivery Budget Financing until Adjusted Delivery Date.”
Article 3
CONDITION PRECEDENT
1.Conditions Precedent.
This Agreement shall not become effective until:
(a)the Administrative Agent (as defined in the Gold Prepay Agreement) and the Majority Buyers under the Gold Prepay Agreement and the Administrative Agent (as defined in the Orion Convertible Credit Agreement) and the Majority Lenders under the Orion Convertible Credit Agreement shall have consented to this Agreement pursuant to the terms of the Gold Prepay Agreement and the Intercreditor Agreement;
(b)the Seller, the Purchasers and the Purchasers' Agent have executed and delivered this Agreement; and
(c)the Seller has paid all costs and expenses due pursuant to Section 4.7 hereof.
Article 4
MISCELLANEOUS
1.Future References to the Stream Agreement.
On and after the date of this Agreement, each reference in the Stream Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Stream Agreement, and each reference in any related document to the "Stream Agreement", "thereunder", "thereof", or words of like import referring to the Stream Agreement, shall mean and be a reference to the Stream Agreement as amended hereby. The Stream Agreement, as amended hereby, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
2.Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
3.Events of Default.
Notwithstanding any provision of the Stream Agreement, there shall be no cure period for breach of any covenants contained in this Agreement (which includes, for greater certainty, those provisions amended in the Stream Agreement pursuant to this Agreement) and any breach of such covenants will constitute an immediate Seller Event of Default.
4.Inurement.
This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
5.Conflict.
If any provision of this Agreement is inconsistent or conflicts with any provision of the Stream Agreement, the relevant provision of this agreement shall prevail and be paramount.
6.Further Assurances.
The Seller shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Purchasers' Agent may reasonably request for the purpose of giving effect to this Agreement and to each and every provision hereof.
7.Costs and Expenses.
The Seller shall pay to the Purchasers’ Agent and the Purchasers on demand all reasonable and documented costs and expenses (including, without limitation, all reasonable fees, expenses and disbursements of legal counsel) incurred by the Purchasers’ Agent and the Purchasers in connection with the review, negotiation and delivery of this Agreement and any ancillary documents related hereto or contemplated within.
8.Counterparts.
This Agreement may be executed in one or more counterparts and in electronic format, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

i-80 GOLD CORP.
By:	(signed) “David Savarie”
Name: David Savarie
Title: SVP, General Counsel

OMF FUND III (HG) LTD., as Purchasers' Agent and Purchaser
By:	(signed) “Garth Ebanks”
Name: Garth Ebanks
Title: Director